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                                                                    EXHIBIT 10.8
                              MANAGEMENT AGREEMENT

      This Management Agreement (this "Agreement") is entered into as of the 25 day of November, 2003, by and among Pinnacle Foods Holding Corporation, a Delaware corporation (the "Company"), Crunch Holding Corp, a Delaware corporation ("Crunch Holding"), J.P. Morgan Partners, LLC, a Delaware limited liability company ("JPMP") and J.W. Childs Associates, L.P., a Delaware limited partnership ("JWC", and together with JPMP, the "Sponsors").

      WHEREAS, Crunch Acquisition Corp., a Delaware Corporation ("Crunch Acquisition"), Crunch Holding, a wholly-owned subsidiary of Crunch Equity Holding, LLC, a Delaware limited liability company ("CEH") and the Company entered into an Agreement and Plan of Merger, dated as of August 8, 2003 (the "Pinnacle Agreement"), pursuant to which on the date hereof Crunch Acquisition was merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Crunch Holding (the "Initial Transaction");

      WHEREAS, certain Affiliates of JPMP and JWC have provided equity financing to CEH in connection with the consummation of the Initial Transaction;

      WHEREAS, pursuant to the Agreement and Plan of Reorganization and Merger, dated as of November 25, 2003, between Aurora Foods Inc. ("Aurora") and CEH (as such agreement may be replaced, amended, waived, supplemented or otherwise modified from time to time, the "Aurora Agreement"), the Company will be merged with and into Aurora, with Aurora surviving the merger as a wholly-owned subsidiary of Crunch Holding (the "Aurora Transaction");

      WHEREAS, certain Affiliates of JPMP and JWC will provide equity financing (the "Aurora Equity Financing") to CEH in connection with the consummation of the Aurora Transaction pursuant to the Documents;

      WHEREAS, the Sponsors are providing advisory and other services to the Company and its subsidiaries in connection with (i) the senior secured financing being obtained in connection with the Aurora Transaction and (ii) the senior unsecured subordinated note financing being obtained in connection with the Aurora Transaction (clauses (i) and (ii), collectively, the "Aurora Debt Financing") and have staff specifically skilled in corporate finance, strategic corporate planning and other management skills;

      WHEREAS, the Company desires to continue to avail itself of the financial advisory and corporate structuring expertise of the Sponsors with respect to future proposals for acquisitions and dispositions (whether by stock purchase or sale, asset purchase or sale, merger or otherwise), tender offers, exchange offers, restructurings, refinancings, issuances of debt or equity (whether in a private or public offering) or other similar transactions directly or indirectly involving Crunch Holding or the Company or any of their subsidiaries and any other person or entity (each, a "Subsequent Transaction" and collectively, the "Subsequent Transactions");

      WHEREAS, the Company will also require the Sponsors' ongoing special skills and management services in connection with its business operations and execution of its strategic plan throughout the term hereof;

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      WHEREAS, the Sponsors are willing to provide the Company with such services, advice and expertise on the terms and conditions contained in this Agreement; and

      WHEREAS, certain capitalized terms used in this Agreement are defined in
Section 4 of this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      SECTION 1. SERVICES.

      Each Sponsor, severally and not jointly, hereby agrees that if during the term of this Agreement (the "Term") the Company reasonably and specifically requests that the Sponsors provide the management services set forth below and the Sponsors agree to provide such services, the Sponsors or one of their Controlled Affiliates will:

            (a) provide the Company with advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with financing from banks or other financial institutions or other entities on terms and conditions satisfactory to the Company;

            (b) provide the Company with advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company, and other senior management matters related to the business, administration and policies of the Company; and

            (c) provide the Company with advice concerning such management matters that relate to proposed mergers, acquisitions, dispositions, recapitalizations, issuances of securities, financings or other similar transactions.

      No Sponsor shall have any obligation to the Company as to the method and time of rendering its services hereunder, and the Company shall not have any right to dictate or direct the details of the performance of services rendered hereunder. This Agreement shall in no way prohibit a Sponsor or any of its Affiliates or employees from engaging in other activities, whether or not competitive with any business of the Company of any of its Affiliates.

      SECTION 2. PAYMENT OF FEES TO THE SPONSORS.

            (a) Management Fees. In exchange for each Sponsor's agreement to provide the management services set forth herein, the Company hereby agrees to pay to each Sponsor (or its designee) a management fee equal to $125,000 per calendar quarter, payable in advance on the first day of such quarter. Such payments shall begin on the closing date of the Initial Transaction and continue until the termination of this Agreement in accordance with Section 4 below.

            (b) Aurora Transaction Fees. In connection with the Aurora Transaction (including, without limitation, in connection with the Aurora Equity Financing and the Aurora

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Debt Financing), the Company shall pay to each Sponsor (or its designee) a cash fee equal to $1,000,000, payable concurrently with, and upon, the closing of the Aurora Transaction. If the closing of the Aurora Transaction does not occur, then no fees shall be payable to the Sponsors pursuant to this Section 2(b).

            (c) Subsequent Transaction Fees. In connection with any Subsequent Transaction, the Company shall pay to each Sponsor (or its designee) a cash fee equal to 0.5% of the Transaction Value of such Subsequent Transaction, payable concurrently with, and upon, the closing of such Subsequent Transaction. If the closing of such Subsequent Transaction does not occur, then no fees shall be payable to the Sponsors pursuant to this Section 2(c) with respect to such Subsequent Transaction.

            (d) Payment Method. Payments made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Exhibit A attached hereto, or to such other account(s) as each Sponsor may specify in writing to the Company.

      SECTION 3. EXPENSES; INDEMNIFICATION.

            (a) Expenses. The Company shall (i) pay on demand all fees and expenses incurred by the Sponsors and their Controlled Affiliates or any of them in connection with the Aurora Transaction, the Aurora Debt Financing, the Aurora Equity Financing, and any Subsequent Transaction, including, without limitation, the fees and expenses of O'Melveny & Myers LLP, counsel to JPMP, and Kaye Scholer LLP, counsel to JWC, and any other consultants or advisors retained by the Sponsors or their respective counsel, (ii) hold the Sponsors and their Controlled Affiliates harmless against all liability for the payment of all fees and expenses incurred from time to time by CEH or Crunch Holding in connection with CEH's or Crunch Holdings' performance and compliance with all agreements and conditions contained in the Pinnacle Agreement or the Aurora Agreement on its or their part to be performed or complied with, (iii) pay on demand the reasonable fees and expenses incurred by the Sponsors and their Controlled Affiliates in any filing with any governmental authority with respect to the Aurora Transaction or any Subsequent Transaction, or in any other filing with any governmental authority with respect to the Company or CEH that mentions the Sponsors or any of their Controlled Affiliates, and (iv) pay on demand all other expenses incurred by the Sponsors and their Controlled Affiliates or any one of them in connection with this Agreement (including fees and expenses of counsel, accountants and other advisors), including but not limited to the preparation, negotiation and execution of this Agreement, the performance of services hereunder, or the transactions contemplated hereby.

            (b) Indemnity and Liability. The Company shall indemnify, defend exonerate and hold each of JPMP, JWC, and each of their respective partners, shareholders, Controlled Affiliates, directors, officers, fiduciaries, employees, attorneys and agents and each of the partners, shareholders, directors, officers, fiduciaries, employees, attorneys and agents of each of the foregoing (collectively, the "Indemnitees") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a

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result of, or arising out of, or relating to the execution, delivery, performance, enforcement or existence of this Agreement (including, without limitation, any indemnification obligation assumed or incurred by any Indemnitee to or on behalf of any Sponsor, or its accountants or other representatives, agents or Controlled Affiliates) except for any such Indemnified Liability arising on account of such Indemnitee's gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. None of the Indemnitees shall be liable to the Company or any of its Affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct.

      SECTION 4. TERM. This Agreement shall continue in full force and effect, unless and until (i) terminated by a Sponsor (with respect to itself and not any other Sponsor) upon 30 days notice to the Company and the other Sponsor, (ii) terminated upon the mutual consent of the Sponsors upon 30 days notice to the Company, (iii) terminated automatically, with respect to a particular Sponsor, on the date which such Sponsor no longer owns at least 5% of the equity securities of CEH it purchased at the closing of the Initial Transaction or upon a Sale of the Company (as defined in the Operating Agreement of LLC dated as of the date hereof) or Pinnacle Sale (as defined in the Members Agreement of LLC dated as of the date hereof), or (iv) terminated by a Sponsor (with respect to itself and not any other Sponsor) upon the consummation of an initial public offering by CEH, the Company, Crunch Holding, or any other subsidiary of CEH, or a change in law, event, or other occurrence (together with the initial public offering, an "Adverse Event") which, in the determination of such Sponsor and by a majority vote of the Company's board of directors, causes the existence of this Agreement to (A) render any director designated by such Sponsor as an "interested" or otherwise not an "independent" director, (B) adversely affect such Sponsor's right to designate a Person or Persons to serve on the Company's board of directors, or (C) affect the ability of a Person who has been designated by such Sponsor to serve on the Company's board of directors to perform his duties as a director. Upon any termination of this Agreement, each of (a) the obligations of the Company under Section 3 above, (b) any and all owed and unpaid obligations of the Company under Section 2 above and (c) the provisions of Section 3 and Section 7 shall survive any termination of this Agreement to the maximum extent permitted under applicable law. In the event that a Sponsor terminates this Agreement in accordance with this Section 4, clause (iv) above, the Company agrees to pay such Sponsor a lump-sum termination fee in cash or other value mutually agreed by the Sponsors equal to the net present value of the fees that would have been payable to such Sponsor (but for the termination hereof) pursuant to Section 2(a) hereof for a period of two (2) years from the date of such termination calculated using a discount rate equal to the two-year treasury rate on the date of such termination. Such termination fee shall be payable by wire transfer of immediately available funds within 10 days after the date of termination to the account specified on Exhibit A, attached hereto, or to such other account(s) as such Sponsor may specify in writing to the Company.

      SECTION 5. AMENDMENTS AND WAIVERS. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by each Sponsor and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of

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any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

      SECTION 6. DEFINED TERMS.

            (a) "Affiliate" means, with respect to any Person, any (i) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, and (ii) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

            (b) "control" means, including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with", with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting securities, by contract or otherwise.

            (c)   "Controlled Affiliate" means, with respect to any Person, any
(i) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, and (i) any other Person that, directly or indirectly, through one or more intermediaries, is controlled by such Person.

            (d) "Person" shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

            (e) "Transaction Value" means the total value of the Subsequent Transaction as determined by the Board of Directors of the Company in good faith, and will include the aggregate amount of the funds required to complete the Subsequent Transaction (excluding any fees payable pursuant to Section 1(a) hereof and including, without double counting, the amount of any indebtedness, equity or similar items issued, assumed or remaining outstanding and the amount of any working capital items or other assets retained by the seller in such Subsequent Transaction).

      SECTION 7. GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE; WAIVER OF JURY TRIAL.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

            (b) ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE

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PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF
ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVE,S TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

            (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

      SECTION 8. INDEPENDENT CONTRACTOR. The parties agree and understand that each Sponsor is and shall act as an independent contractor of the Company in the performance of its duties hereunder. Each Sponsor is not, and in the performance of its duties hereunder will not hold itself out as, an employee, agent or other representative of the Company.

      SECTION 9. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties hereto represent and warrant that there are no other agreements or understandings regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

      SECTION 10. NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

            If to the Company, to:

                  Pinnacle Foods Holding Corporation
                  One Old Bloomfield Road
                  Mountain Lake, New Jersey 07046
                  Attention:  General Counsel
                  Telecopier:  (973) 541-6691

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            If to JPMP, to:

                  J.P. Morgan Partners, LLC
                  c/o J.P. Morgan Partners, L.P.
                  1221 Avenue of the Americas
                  New York, New York 10020
                  Attention: Official Notices Clerk
                  FBO: Stephen Murray
                  Telecopier: (212) 899-3401

            with a copy to:

                  O'Melveny & Myers LLP
                  30 Rockefeller Plaza
                  New York, New York 10112
                  Attention: Gregory A. Gilbert, Esq.
                  Telecopier: (212) 408-2420

            If to JWC, to:

                  J.W. Childs Associates, L.P.
                  111 Huntington Avenue - Suite 2900
                  Boston, MA 02199-7610
                  Attention: John W. Childs
                  Telecopier: (617) 753-1101

            with a copy to:

                  Kaye Scholer LLP
                  425 Park Avenue
                  New York, N.Y. 10022
                  Attention: Steven C. Koval, Esq.
                  Telecopier: (212) 836-8689

      All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

      SECTION 11. SEVERABILITY. It is the desire and intent of the parties to this Agreement that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or

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unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      SECTION 12. COUNTERPARTS. This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      SECTION 13. HEADINGS. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

      SECTION 14. PREVAILING PARTY. If any legal action or other proceedings is brought for a breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

      SECTION 15. ASSIGNMENT, ETC. Except as provided below, neither the Company nor the Sponsors shall have the right to assign this Agreement. Each Sponsor acknowledges that its services under this Agreement are unique. Accordingly, any purported assignment by any Sponsor shall be void. Notwithstanding the foregoing, any Sponsor may assign all or part of its rights and obligations hereunder to (i) any Affiliate which provides services similar to those called for by this Agreement, or (ii) to the other Sponsor. In the event of an assignment in accordance with Section 15(ii) such assigning Sponsor shall be released from all of its rights and obligations hereunder.

      SECTION 16. AMENDMENTS AND WAIVERS. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by each Sponsor and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

                                   * * * * *

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      IN WITNESS WHEREOF, the parties hereto have executed this Fee Agreement on the date first written above.

                                 PINNACLE FOODS HOLDING CORPORATION

                                 By: /S/ N. MICHAEL DION
                                    ---------------------------
                                     Name: N. Michael Dion

                                 CRUNCH HOLDING CORP.

                                 By: /S/ JONATHAN LYNCH
                                    ---------------------------
                                     Name:  Jonathan Lynch

                                 J.P. MORGAN PARTNERS, LLC

                                 By: /S/ JONATHAN LYNCH
                                    ---------------------------
                                     Name:  Jonathan Lynch

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      IN WITNESS WHEREOF, the parties hereto have executed this Management
Agreement on the date first written above.

                                           J.W. CHILDS ASSOCIATES, L.P.

                                           By: J.W. Childs Associates, Inc.,
                                                 its general partner

                                           By: /S/ ADAM SUTTIN
                                              -----------------------
                                                 Name: Adam Suttin

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                                                                       EXHIBIT A

J.P. Morgan Partners, LLC
J.P. Morgan Chase Bank
401 Madison Avenue
New York, New York 10017
ABA #: 021 000 021
Account #: 530-971-631
Contact: Elizabeth DeGuzman

J.W. Childs Associates, L.P.
Boston Private Bank & Trust Company
Boston, MA
ABA #011 002 343
Account Name:  J.W. Childs Associates, L.P.
Account #4054915